Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACTS:	Christopher Abate
Redwood Trust, Inc. Thursday, August 7, 2014		Chief Financial Officer (415) 384-3584
Mike McMahon Investor Relations (415) 384-3805

REDWOOD TRUST REPORTS SECOND QUARTER 2014 RESULTS

MILL VALLEY, CA – August 7, 2014 – Redwood Trust, Inc. (NYSE:RWT) today reported net income for the second quarter of 2014 of $16 million, or $0.18 per fully diluted share. This compares to net income of $12 million, or $0.14 per fully diluted share, for the first quarter of 2014, and net income of $66 million, or $0.71 per fully diluted share, for the second quarter of 2013.

Redwood also reported estimated REIT taxable income of $14 million, or $0.17 per share, for the second quarter of 2014. This compares to estimated REIT taxable income of $15 million, or $0.19 per share, for the first quarter of 2014 and REIT taxable income of $20 million, or $0.25 per share, for the second quarter of 2013.

At June 30, 2014, Redwood reported a book value per share of $15.03, as compared to $15.14 at March 31, 2014, and $14.69 at June 30, 2013.

Additional information on Redwood’s business, financial results, and taxable income can be found in The Redwood Review, a quarterly publication available on Redwood’s website at www.redwoodtrust.com. In order to complete the formatting of its Quarterly Report on Form 10-Q with eXtensible Business Reporting Language (XBRL) tags, Redwood plans to file this Quarterly Report with the Securities and Exchange Commission by Friday, August 8, 2014, and make it available on Redwood’s website.

Redwood will host an earnings call today, August 7, 2014, at 2:00 p.m. Pacific Time / 5:00 p.m. Eastern Time to discuss its second quarter 2014 financial results. The number to dial in order to listen to the conference call is 1-888-297-8958 in the U.S. and Canada. International callers must dial 1-719-325-2282. Callers should reference call ID #3632562. A replay of the call will be available through midnight on August 21, 2014, and can be accessed by dialing 1-877-870-5176 in the U.S. and Canada or 1-858-384-5517 internationally and entering access code #3632562. Live audio of the conference call will also be accessible over the internet at www.redwoodtrust.com, where a link to the call will be posted on Redwood’s home page. To listen to the call over the internet, go to the Redwood website at least 15 minutes before the call to register and to download and install any needed audio software. An audio replay of the call will also be available on Redwood’s website following the call.

Cautionary Statement: This press release and the related conference call contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements related to estimates of taxable income and the filing of our Quarterly Report on Form 10-Q. Forward-looking statements involve numerous risks and uncertainties. Our actual results may differ from our beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as “anticipate,” “estimate,” “will,” “should,” “expect,” “believe,” “intend,” “seek,” “plan” and similar expressions or their negative forms, or by references to strategy, plans, or intentions. These forward-looking statements are subject to risks and uncertainties, including, among other things, those described in our most recent Annual Report on Form 10-K under the caption “Risk Factors.” Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected may be described from time to time in reports we file with the Securities and Exchange Commission, including reports on Forms 10-Q and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

REDWOOD TRUST, INC.

Consolidated Income Statements (1)	Second	First	Fourth	Third	Second
($ in millions, except share data)	Quarter	Quarter	Quarter	Quarter	Quarter
	2014	2014	2013	2013	2013
Interest income	$58	$55	$57	$58	$58
Interest expense	(21)	(19)	(20)	(22)	(20)

Net interest income	37	36	38	36	36
Reversal of provision (provision) for loan losses	0	(1)	(4)	(2)	3

Net interest income after provision	37	35	34	34	40
Noninterest income
Mortgage banking activities, net	6	(1)	17	(9)	49
MSR income, net	(2)	1	6	3	11
Other market valuation adjustments, net	(4)	(6)	1	—	(6)
Realized gains, net	1	1	2	11	—

Total noninterest income (loss), net	1	(5)	25	5	54
Operating expenses	(22)	(20)	(20)	(22)	(24)
Other expense	—	—	(12)	—	—
Benefit from (provision for) income taxes	(0)	2	(2)	5	(3)

Net income	$16	$12	$25	$22	$66

Average diluted shares (thousands)	85,033	84,941	84,395	84,422	96,172
Diluted earnings per share	$0.18	$0.14	$0.29	$0.25	$0.71
Regular dividends declared per common share	$0.28	$0.28	$0.28	$0.28	$0.28

(1)	Certain totals may not foot due to rounding.

REDWOOD TRUST, INC.

Consolidated Income Statements (1)	Six Months Ended June 30,
($ in millions, except share data)
	2014	2013
Interest income	$113	$111
Interest expense	(40)	(40)

Net interest income	73	72
Reversal of provision (provision) for loan losses	(1)	1

Net interest income after provision	72	73
Noninterest income
Mortgage banking activities, net	6	94
MSR income, net	(1)	12
Other market valuation adjustments, net	(10)	(7)
Realized gains, net	2	13

Total noninterest income (loss), net	(3)	112
Operating expenses	(42)	(45)
Other expenses	—	—
Benefit from (provision for) income taxes	2	(14)

Net income	$28	$126

Average diluted shares (thousands)	84,994	91,647
Diluted earnings per share	$0.32	$1.40
Regular dividends declared per common share	$0.56	$0.56

(1)	Certain totals may not foot due to rounding.

REDWOOD TRUST, INC.

Consolidated Balance Sheets (1)	30-Jun	31-Mar	31-Dec	30-Sep	30-Jun
($ in millions, except share data)	2014	2014	2013	2013	2013
Residential loans	$2,724	$2,465	$2,166	$2,593	$3,219
Commercial loans	469	491	432	380	495
Real estate securities, at fair value	1,845	1,743	1,683	1,325	1,314
Mortgage servicing rights	71	65	65	60	43
Cash and cash equivalents	157	150	173	205	208
Other assets	112	93	89	98	156

Total Assets	$5,379	$5,007	$4,609	$4,660	$5,435

Short-term debt	$1,718	$1,289	$863	$838	$1,446
Other liabilities	97	100	81	81	122
Asset-backed securities issued	1,768	1,854	1,943	2,062	2,214
Long-term debt	547	513	476	472	444

Total liabilities	4,130	3,756	3,363	3,452	4,226
Stockholders’ equity	1,249	1,251	1,246	1,207	1,209

Total Liabilities and Equity	$5,379	$5,007	$4,609	$4,660	$5,435

Shares outstanding at period end (thousands)	83,080	82,620	82,505	82,389	82,332
GAAP book value per share	$15.03	$15.14	$15.10	$14.65	$14.69

(1)	Certain totals may not foot due to rounding.

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